EXHIBIT 10.2

Verso Corporation
8540 Gander Creek Drive
Miamisburg, OH 45342

Randy Nebel
President and Chief Executive Officer

T 937 528 3455
F 937 242 9324
E Randy.Nebel@Versoco.com
W www.versoco.com
May 17, 2021

Brian Cullen
456 S. Poplar Ave.,
Elmhurst, IL 60126

Dear Brian:

This is to confirm the offer of employment with Verso Corporation (“Verso” or the “Company”) that you and I discussed. This offer is contingent on completion of a background investigation and drug screening to be undertaken on behalf of Verso, as well as the verification of your eligibility for employment as required by the Immigration Reform and Control Act of 1986, which can be satisfied by your bringing two forms of acceptable identification (e.g., birth certificate, passport, Social Security card and driver’s license) with you on your first day of employment. The letter also expands upon on a number of items in our compensation and benefits plans.
You will join Verso as our Senior Vice President and CFO, effective TBD, reporting directly to me. You will work principally out of our headquarters in Miamisburg, Ohio.
Your initial annual base salary will be $420,000 paid bi-weekly. Your performance will be reviewed at least annually, and your base salary will be subject to possible increase on the basis of such reviews.
You will also participate in the Verso Incentive Plan (the “VIP”), which is our annual or short-term incentive plan. Your target bonus will be 75 percent of base salary (i.e., initially $315,000). Actual bonuses under the VIP may range from zero to two times target predicated on Company and individual actual performance relative to goals approved annually by the Board and/or its Compensation Committee.
You will be eligible to participate in the Verso Performance Incentive Plan (the “PIP”), which is our long-term incentive plan under which we grant Restricted Stock Units (“RSUs”), subject to the terms and conditions of existing plans. You will be nominated to receive an initial grant of time-based restricted stock units with a grant date value of $300,000 and with a 1-year vesting schedule, and a second grant of time-based restricted stock units with a grant date value of $200,000, to vest 2 years from the grant date. In addition, you will also be eligible for an LTIP grant in grant year 2022, which will be a combination of time-based and performance-based restricted stock units with grant date value equal to 100% of your annual base salary.

You will receive a sign-on bonus of $100,000 to be paid during the first regular pay cycle following your hire date.
Verso maintains a multi-part retirement program, and you will be eligible for all elements of this program. The program includes the Retirement Savings Plan for Non-Union Employees (the “RSP”), which is a qualified 401(k) plan. The Company will provide up to a four and one-half percent match on the amount you elect to defer ($1 for every dollar on the first 3% deferred and $.50 for each dollar on the next 3% deferred). The Company’s matching contributions on your behalf under the RSP will be vested immediately and become non-forfeitable.
You will also be eligible to participate in the Verso Discretionary Annual Contribution Program (DAC), which is also a qualified plan. Under this program, Verso will make an annual contribution to your retirement account under the DAC in an amount equal to 3 percent of your total cash compensation (base salary plus annual bonus plus any other cash compensation) paid during the immediately preceding year. The Company’s contributions on your behalf under the DAC will be subject to a three-year “cliff” vesting provision.
You and your dependents will be covered under our various insured benefit plans immediately upon the effective date of your employment on the terms, and subject to the conditions set forth in each such plan. These plans include group medical, dental, life and disability insurance. You will also be eligible for any other benefit plans in effect for all employees and those in effect for other similarly situated executives.
As a senior officer of the Company, you will be provided with the following executive perquisites; an annual executive physical examination, and access to Executive Financial Counseling per existing Company policy. The policy allows for up to $6,500 reimbursement annually.
Upon the effective date of your employment, you will be eligible for 4 weeks of paid vacation, per the Company’s Vacation Policy, a copy of which will be furnished to you under separate cover.
You will be eligible to receive reimbursement for certain reasonable and customary relocation-related expenses in accordance with the provisions of Verso’s relocation policy, a copy of which will be furnished to you under separate cover and reviewed with you at your convenience.
It should be noted that the terms and conditions of your compensation and benefits may be subject to plan changes by Verso at any time and from time to time.
We are looking forward to having you join us. If you have any questions, please let me know.
Sincerely,

/s/ Randy Nebel

Randy Nebel
President and Chief Executive Officer

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By virtue of my signature below, I accept this offer of employment.

Name    _/s/ Brian D. Cullen__________________        Date: _May 18, 2021_______